Exhibit 10.1

CERTAIN INFORMATION (INDICATED BY ASTERISKS) HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.
EXCLUSIVE LICENSE AGREEMENT
AGREEMENT, dated September 26, 2016 (the “Effective Date”), between THE TRUSTEES OF COLUMBIA UNIVERSITY IN THE CITY OF NEW YORK, a New York corporation (“Columbia”), and MEVES PHARMACEUTICALS, LLC, a Delaware limited liability company (“Company”).
1.Definitions
a.“Affiliate” shall mean any corporation or other entity that directly or indirectly controls, is controlled by, or is under common control with, another corporation or entity. Control means to possess, directly or indirectly, the power to affirmatively direct the management and policies of such corporation or other entity, whether through direct or indirect ownership of, or other beneficial interest in, fifty percent (50%) or more of the voting stock, other voting interest, or income of a corporation or other entity or by contract relating to voting rights or corporate governance.
b.“Calendar Year” means (a) for the first Calendar Year, the period commencing on the Effective Date and ending on December 31 of the same year, (b) for the Calendar Year in which this Agreement expires or is terminated, the period beginning on January 1 of such Calendar Year and ending on the effective date of such expiration or termination, and (c) for all other years, each successive twelve (12) consecutive month period beginning on January 1 and ending December 31.
c.“Challenge” means [***].
d.“Change of Control” means, with respect to the Company, any merger or other transaction or series of related transactions (i) that results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or transaction or series of transactions, (ii) in which a Third Party acquires all or substantially all of the Company’s business or assets, whether by merger, acquisition, sale or otherwise, or (iii) in which a Third Party acquires less than all or substantially all of the Company’s business or assets but in which such Third Party acquires all or substantially all of the assets that make up that portion of the business of the Company to which this Agreement relates.

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e.“Combination Product” means any product comprising a combination of (i) a Product and (ii) and one or more additional therapeutically active ingredients (whether coformulated or copackaged) which are not Products but which may each or collectively form the basis for a separately saleable product (“Independent Subproduct”). Pharmaceutical dosage form vehicles, adjuvants, and excipients shall not be deemed to be “therapeutically active ingredients”, except in the case where such vehicle, adjuvant, or excipient is recognized by the FDA as an active ingredient in accordance with 21 CFR 210.3(b)(7).
f.“Commercially Reasonable Efforts” means [***].
g.“Cover” or “Covered By” shall mean that the use, manufacture, sale, offer for sale, development, commercialization or importation of the subject matter in question by an unlicensed entity would infringe a Valid Claim of a Patent Right.
h.“Designee” shall mean a corporation or other entity that is employed by, under contract to, or in partnership with (i) Company, (ii) a Sublicensee, (iii) an Affiliate of Company or (iv) an Affiliate of a Sublicensee, wherein such corporation or other entity is granted the right to make, use, sell, promote, distribute, market, import, or export Products.
i.“Field” shall mean any application, or purpose, including, without limitation, the treatment, palliation, diagnosis, or prevention of any human or animal disease, disorder, or condition.
j.“First Commercial Sale” means, with respect to a Product in any country, the first sale, transfer or disposition for value for end use or consumption of such Product in such country after marketing approval has been received in such country provided, that any sale, transfer or disposition (i) to a an Affiliate of Company will not constitute a First Commercial Sale, (ii) of samples with respect to a Product will not constitute a First Commercial Sale, and (iii) for use in a clinical trial or for compassionate use will not constitute a First Commercial Sale.
k.“Generic Equivalent” means, with respect to a particular Product in a country, a product that (i) contains the same active pharmaceutical ingredient as such Product in the same dosage as is in such Product, (ii) is bioequivalent to such Product, as determined under a regulatory approval for such product granted or approved, (iii) may be legally substituted by pharmacies in such country for such Product when filling a prescription written therefor without having to seek authorization to do so from the physician or other health care provider writing such prescription, and (iv) is legally marketed and sold in such country by a Third Party.
l.“IND “ means an investigational new drug application submitted to the U.S. Food and Drug Administration (“FDA”) pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any amendments thereto (or an equivalent filing in a jurisdiction outside of the United States).
m.“IPO” means the closing of a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of securities of Company.
n.“License Year” shall mean the one-year period from the Effective Date of this Agreement or an anniversary thereof to the next anniversary of the Effective Date.

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o.“Materials” shall mean the tangible physical material, if any, delivered to Company hereunder, and any progeny or derivatives thereof developed by Company, its Affiliates or Sublicensees. Any Materials delivered to Company hereunder shall be listed in Exhibit B, attached hereto.
p.“Net Sales” means gross amounts invoiced or otherwise received for Company’s, its Affiliates’, and Sublicensees’ sales of Products, less the sum of the following, to the extent related to the sale of such Products: [***]. Such amounts shall be determined from the books and records of Company, its Affiliates, and Sublicensees maintained in accordance with such reasonable accounting principles as may be consistently applied by Company, its Affiliates, and Sublicensees. For the avoidance of doubt, a manufacturer of Products shall not have the right to sell Products to Third Parties unless such manufacturer is a Sublicensee.
Products and Services are considered “sold” when billed out or invoiced or, in the event such Products are not billed out or invoiced, when the consideration for sale of the Products is received. Notwithstanding the foregoing, Net Sales shall not include, and shall be deemed zero with respect to, [***].
If a Product is sold as part of a Combination Product, Net Sales shall be calculated by [***]. If either the Product or the Independent Subproduct(s) is(are) not at that time sold separately, then the allocation of Net Sales shall be [***].
q.“NDA” shall mean a new drug application (as defined in Title 21 of the CFR, as amended from time to time) submitted to the FDA seeking regulatory approval to market and sell the Product for human therapeutic use in the United States (including a new drug application submitted under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act) (or an equivalent filing in a jurisdiction outside of the United States).
r.“Other Product” shall mean any product or service (or component thereof), other than a Patent Product, the discovery, development, manufacture, use, sale, offering for sale, importation, exportation, distribution, rental or lease of which involves the use or incorporation, in whole or in part, of Materials or Technical Information.

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s.“Patent” or “Patents” shall mean: (i) the United States and foreign patents and/or patent applications listed in Exhibit A hereto; (ii) any non-provisional patent applications that claim priority to any provisional patent applications listed in Exhibit A hereto; (iii) any and all claims of continuation-in-part applications that claim priority to the United States patent applications listed in Exhibit A, but only where such claims are directed to inventions disclosed in the manner provided in the first paragraph of 35 U.S.C. Section 112 in the United States patent applications listed in Exhibit A, and such claims in any patents issuing from such continuation-in-part applications; (iv) any and all foreign patent applications, foreign patents or related foreign patent documents that claim priority to the patents and/or patent applications listed in Exhibit A; (v) any and all divisionals, continuations, reissues, re-examinations, renewals, substitutions, and extensions of the foregoing; and (vi) any and all patents issuing from the foregoing. Notwithstanding the preceding definition, Patent and Patents shall not include any patents or patent applications based on research conducted after the Effective Date, except as otherwise agreed in a separate writing. The Patent identified on Exhibit A as “Co-owned” is co-owned by Columbia and Fundio Hospital Universitari Vall d’Hebron-Institut de Recerca (“VHIR”) and VHIR has authorized Columbia to negotiate, execute and administer licenses to the Patents on its behalf pursuant to the Inter-Institutional Agreement between Columbia and VHIR dated December 11, 2015, amended on March 1, 2016 and August 1, 2016 (the “IIA”), as defined in Section 8a (the “Joint Patent”).
t.“Patent Product” shall mean any product or service (or component thereof) the discovery, development, manufacture, use, sale, offering for sale, importation, exportation, distribution, rental or lease of which is Covered By a Valid Claim of a Patent.
u.“Pivotal Clinical Trial” means, with respect to the Product, a clinical study (regardless how it is named) that is conducted as an “adequate and well controlled” trial, as defined in 21 C.F.R. § 314.126, for purposes of filing an NDA or other comparable product marketing authorization for the Product, and is consistent with 21 C.F.R. § 312.21(c) and/or, as applicable, other comparable laws. Notwithstanding the foregoing, the first clinical study involving a Product that is sponsored by Company, its Affiliates or a Sublicensee shall not be a Pivotal Clinical Trial.
v.“Priority Review Voucher” means a priority review voucher for a Product awarded by FDA pursuant to Section 524 or Section 529 of the Federal Food, Drug and Cosmetic Act (“FFDCA”).
w.“Priority Review Voucher Revenue” means any consideration actually received by Company or its Affiliates from a Third Party solely as consideration for a Priority Review Voucher Sale to such Third Party, provided that if the aggregate amount of Priority Review Voucher Revenue actually received by Company within sixty (60) days of the effective time of the respective Priority Review Voucher Sale is less than [***] ($[***]), the Priority Revenue Voucher Revenue on which a revenue share is calculated and payable pursuant to Section 4d shall be reduced by an amount equal to Company’s and its Affiliates’ direct and indirect research and development costs and expenses (determined from the books and records of Company and its Affiliates maintained in accordance with such reasonable accounting principles as may be consistently applied by Company or its Affiliates ) for the Product that is the subject of the Priority Review Voucher, such reduction not to exceed [***] ($[***]).
x.“Priority Review Voucher Sale” means the sale by the Company or Affiliate of a Priority Review Voucher to a Third Party where such sale is not in connection with the sale or transfer of other assets relating to a Product or as part of a Change of Control of Company or its Affiliates.
y.“PRV Sublicense” means a sublicense of the rights granted hereunder that includes rights to a Product for which a Priority Review Voucher could reasonably be obtained by the respective sublicensee, for so long as such Priority Review Voucher is reasonably likely to be obtained or has been obtained.
z.“Product” or “Products” shall mean a Patent Product and/or an Other Product.

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aa. “Regulatory Exclusivity” shall mean, with respect to a Product in a country in the Territory, that Company has been granted the exclusive legal right by a regulatory authority in such country to market and sell the Product in such country.
bb. “Sublicensee” shall mean any third party to whom Company has granted a sublicense pursuant to this Agreement. An Affiliate of Company exercising rights hereunder shall not be considered a Sublicensee.
cc. “Sublicensing Revenue” means any consideration actually received by Company from a Third Party as consideration for the grant of rights to the Patents (net of any tax or similar withholding obligations imposed by any tax or other government authority(ies) that are not reasonably recoverable by Company). Sublicensing Revenue includes, but is not limited to, [***], and excludes [***].
dd. “Technical Information” shall mean any know-how, technical information, regulatory filings, and data developed by [***]. Technical Information shall include, but is not limited to, the information set forth in Exhibit C hereto. VHIR has authorized Columbia to negotiate, execute and administer licenses to the Technical Information on its behalf pursuant to the Inter-Institutional Agreement between Columbia and VHIR dated December 11, 2015, amended on March 1, 2016 and August 1, 2016 (the “IIA”). If, after the Effective Date, any know-how, technical information, regulatory filings or data are obtained or developed by [***] and such know-how, technical information, regulatory filings or data are reasonably necessary for the discovery, development, manufacture, use, sale, offering for sale, importation, exportation, distribution, rental or lease of a Product, then [***].
ee. “Territory” shall mean the world.
ff. “Third Party” shall mean any entity or person other than Columbia, Company, Sublicensees, Designees, or their Affiliates.
gg. “Valid Claim” means a (i) claim of an issued and unexpired patent or a supplementary protection certificate, which claim has not been held invalid or unenforceable by a court or other government agency of competent jurisdiction from which no appeal can be or has been taken and has not been held or admitted to be invalid or unenforceable through re-examination or disclaimer, opposition procedure, nullity suit or otherwise and (ii) a claim in a pending patent application, provided that if a particular claim has not issued within eight (8) years of the earlier claimed priority date, it shall not be considered a Valid Claim for purposes of this Agreement unless and until such claim is included in an issued patent, notwithstanding the foregoing definition.
2.License Grant
a.Columbia grants to the Company and any Affiliate thereof, upon and subject to all the terms and conditions of this Agreement (including Section 3 hereof):
(i)an exclusive license under the Patents to discover, develop, manufacture, have made, use, sell, offer to sell, have sold, import, export, distribute, rent, or lease Products in the Field and throughout the Territory;

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(ii)an exclusive license to use Technical Information to discover, develop, manufacture, have made, use, sell, offer to sell, have sold, import, export, distribute, rent, or lease Products in the Field and throughout the Territory, provided that upon an item of Technical Information becoming publically available, the license to such item of Technical Information shall automatically convert to a non-exclusive license and provided further that nothing in this Agreement shall prevent Columbia or its faculty and employees from publishing or otherwise publically disseminating Technical Information; and
(iii)an exclusive license to use Materials to discover, develop, manufacture, have made, use, sell, offer to sell, have sold, import, export, distribute, rent, or lease Products in the Field and throughout the Territory.
b.Columbia grants to Company the right to grant sublicenses (through multiple tiers) under the rights granted to it pursuant to Section 2a, provided that: (i) the Sublicensee agrees to abide by and be subject to all the terms and provisions of this Agreement applicable to the Sublicensee’s exercise of the rights under its sublicense (excluding, without limitation, the payment obligations set forth herein); (ii) in the event any Sublicensee (or any entity or person acting on its behalf) initiates any Challenge, Company shall, upon written request by Columbia, terminate forthwith the sublicense agreement with such Sublicensee unless such Sublicensee terminates or withdraws such Challenge within thirty (30) days of receipt of notice of termination from Company, and the sublicense agreement shall provide for such right of termination by Company; (iii) the sublicense agreement shall provide that, in the event of any inconsistency between the sublicense agreement and this Agreement, this Agreement shall control; (iv) the Sublicensee will submit annual reports to Company consistent with the reporting provision of Section 5a herein; (v) Company remains fully liable for the performance of its obligations hereunder and its Sublicensee’s compliance with the terms and provisions of this Agreement applicable to the Sublicensee’s exercise of the rights under its sublicense; (vi) Company notifies Columbia of any proposed grant of a sublicense and provides to Columbia, upon request, a copy of any proposed sublicense agreement within thirty (30) days following the execution thereof; and (vii) no such sublicense or attempt to obtain a sublicensee shall relieve Company of its obligations under Section 6 hereof to exercise its own commercially reasonable efforts, directly or through a sublicense, to discover, develop and market Products, nor relieve Company of its obligations to pay Columbia any and all license fees, royalties and other payments due under the Agreement, including but not limited to under Sections 4, 5 and 11 of the Agreement.

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c.All rights and licenses granted by Columbia to Company under this Agreement are subject to the applicable requirements of 35 U.S.C. Sections 200 et seq., as amended, and implementing regulations and policies. Company agrees that, to the extent required under 35 U.S.C. Section 204, any Product used, sold, distributed, rented or leased by Company, Sublicensees, Designees, and their Affiliates in the United States will be manufactured substantially in the United States. In addition, Company agrees that, to the extent required under 35 U.S.C. Section 202(c)(4), the United States government is granted a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States any Patent throughout the world.
d.All rights not specifically granted herein are reserved to Columbia. Except as expressly provided under this Section 2, no right or license is granted (expressly or by implication or estoppel) by Columbia to Company or its Affiliates or Sublicensees under any tangible or intellectual property, materials, patent, patent application, trademark, copyright, trade secret, know-how, technical information, data or other proprietary right.
e.Columbia shall transfer ownership of, or any beneficial interest in, Orphan Drug Designation request reference number 16-5327 and VHIR shall transfer ownership, of, or any beneficial interest in, Orphan Medicinal Product Designation for thymidine and deoxycytidine to treat thymidine kinase 2 deficiency to Company in accordance with 21 C.F.R. 316.27 and Article 5 (11) of Regulation (EC) No 141/2000 on Orphan Medicinal Products, respectively. Company acknowledges that as of the Effective Date, the Orphan Medicinal Product Designation reference number has not yet been assigned to VHIR’s application and VHIR shall notify Company once such application number is assigned. In connection therewith, Columbia or VHIR shall submit all documentation to the FDA or EMA reasonably required or requested by Company to effectuate the transfer of ownership of such Orphan Drug Designation or Orphan Medicinal Product Designations to Company. In the event that this Agreement is terminated by either Party under Section 17 and there are no sublicenses in effect as of the effective date of termination, Company will transfer the ownership of the Orphan Drug Designation and Orphan Medicinal Product Designation promptly after the effective date of termination of this Agreement to the original owners of the Orphan Drug Designation or Orphan Medicinal Product Designation.
f.Within thirty (30) days following the Effective Date, Columbia shall deliver to Company (i) complete and accurate copies of the Technical Information described on Exhibit C and (ii) the Materials listed on Exhibit B.
3.Reservation of Rights for Research Purposes; Freedom of Publication
a.Columbia reserves the right to practice the Patents and use Materials, to the extent Patents and Materials are exclusively licensed hereunder, for non-commercial academic research and educational purposes in the Field and to permit other entities or individuals to practice and use such Patents and Materials for non-commercial academic research and educational purposes in the Field. VHIR shall also have the foregoing rights solely with respect to the Joint Patent. Columbia and VHIR shall obtain from all entities or individuals who are given permission to practice and use such Patents and Materials an agreement in writing to limit such use to non-commercial academic research and educational purposes. Nothing in this Agreement shall be interpreted to limit in any way the right of Columbia and its faculty or employees to practice and use such Patents and Materials for any purpose outside the Field or to license or permit such use outside the Field by third parties.

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b.Company acknowledges that Columbia is dedicated to free scholarly exchange and to public dissemination of the results of its scholarly activities. Columbia and its faculty and employees shall have the right to publish, disseminate or otherwise disclose any information relating to its research activities, including Technical Information.
4.Fees, Royalties and Payment.
a.Importance of Technical Information and Materials. Company has requested, and Columbia and VHIR have agreed, to grant certain rights to Technical Information and Materials. Company requires these rights in order to develop and commercialize the technology licensed hereunder. Because of the importance of Technical Information and Materials, Company has agreed to pay certain royalties to Columbia on Other Products, as specified below, even if it is not Covered By a Patent, in order to obtain rights to Technical Information and Materials. Company has agreed to these payments because of the commercial value of Technical Information and Materials, separate and distinct from the commercial value of the Patents. Company acknowledges that it would not have entered into this Agreement without receiving the rights to the Technical Information and Materials specified in Section 2. Company further acknowledges that licenses to Technical Information, Materials, and each patent and application within the definition of Patents were separately available from a license to the Patents, and that for convenience and because of the preference of Company, the parties executed a combined license to the Patents, Technical Information, and Materials.
b.In consideration of the licenses granted under Section 2a of this Agreement, the Company shall pay to Columbia as follows:
(i)License Fee: A one-time nonrefundable, non-recoverable and non-creditable license fee in the sum of $[***], payable within 15 days of execution of this Agreement;
(ii)Annual Fee: Company shall pay Columbia an annual license maintenance fee within thirty days following the applicable anniversary of the Effective Date (the “Annual Fee”), as follows:
(A)$[***] for the first, second and third anniversary;
(B)$[***] for each subsequent anniversary until the submission of an NDA.
Upon the submission of an NDA the obligation to pay the Annual Fee shall terminate.
Any Milestone Payments paid pursuant to Section 4e below in the 12-month period preceding an Effective Date for which an Annual Fee is due shall be credited towards the respective Annual Fee.
Accrued Annual Fees shall be fully creditable against Milestone Payments due pursuant to Section 4e below.
(iii)Royalties:

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(A)Except as otherwise set forth in this Agreement, with respect to sales of Patent Products by Company, its Sublicensees or their Affiliates, in the Territory, a nonrefundable and non-recoverable royalty of:
(1)[***] ([***]%) of the first [***] ($[***]) of aggregate Net Sales of Patent Products sold by Company, its Affiliates, or Sublicensees in the Territory in any Calendar Year;
(2)[***] ([***]%) of all Net Sales of Patent Products sold by Company, its Affiliates, or Sublicensees in the Territory greater than [***] ($[***]) and up to [***] ($[***]) in any Calendar Year; and
(3)[***] ([***]%) of all Net Sales of Patent Products sold by Company, its Affiliates, or Sublicensees in the Territory greater than [***] ($[***]) in any Calendar Year (the applicable percentage, pursuant to the foregoing, of Net Sales of Products sold by Company, its Affiliates, or Sublicensees in the Territory, the “Base Rate”).
(B)With respect to sales of Other Products by Company, its Sublicensees or their Affiliates or Sublicensees, in the Territory, a nonrefundable and non-recoverable royalty of:
(1)[***]% of the royalty rates set forth in Section 4b(iii)(A) on the Net Sales of Other Products sold in a country in the Territory for which there was orphan drug exclusivity at the time of such sale;
(2)[***]% of the royalty rates set forth in Section 4b(iii)(A) on the Net Sales of Other Products sold in a country in the Territory for which there was no orphan drug exclusivity at the time of such sale; and
(3)[***]% of the royalty rates set forth in Section 4b(iii)(A) on the Net Sales of Other Products if there is, at the time of sale, a Generic Equivalent for sale in the country of sale.
(C)In the event that the royalties paid to Columbia pursuant to Section 4b(iii) in any full Calendar Year following the Calendar Year in which the First Commercial Sale of a Product occurs do not exceed [***] ($[***]), Company shall pay to Columbia the difference between such minimum royalty amount and the actual royalties paid within [***] days following the last day of such Calendar Year.

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(D)If Company, an Affiliate thereof, or any Sublicensee reasonably determines that it is necessary or advisable to obtain a license to any patent(s) or patent application(s) owned, licensed, or controlled by a Third Party in order to minimize, mitigate, or avoid the risk of infringement-related litigation with respect to the manufacture, use, delivery, or sale of a Product, then Company shall provide written notice of such determination to Columbia. If Company, an Affiliate thereof, or any Sublicensee pays fees, milestones, royalties, or other consideration to any such Third Party for any such rights (such consideration, “Third Party Royalties”), then Company may deduct [***] ([***]%) of the Third Party Royalties from any payments due Columbia under Section 4b(iii); provided that in no event will the royalties due to Columbia under Section 4b(iii) of this Agreement be reduced by more than [***]% by the offset in this Section 4b(iii)(D).
c. Company will pay Columbia an amount equal to the following percentages of all Sublicensing Revenue:
(i)if the respective sublicense was granted prior to the filing of an IND for a Product, [***]% of Sublicensing Revenue;
(ii)if the respective sublicense was granted following the filing of an IND for a Product and prior to the receipt by the Company or its Affiliates of the results (i.e., whether or not the clinical trial achieved its clinical endpoint) of a clinical trial covering a Product, then:
(A)[***]% of Sublicensing Revenue, if the agreement under which such sublicense is granted is not a PRV Sublicense; and
(B)[***]% of Sublicensing Revenue, if the agreement under which such sublicense is granted is a PRV Sublicense;
(iii)if the respective sublicense was granted (a) following the receipt by the Company or its Affiliates of the results (i.e., whether or not the clinical trial achieved its clinical endpoint) of a clinical trial covering a Product but (b) prior to the filing of an NDA for a Product,
(A)[***]% of Sublicensing Revenue, if the agreement under which such sublicense is granted is not a PRV Sublicense; and
(B)[***]% of Sublicensing Revenue, if the agreement under which such sublicense is granted is a PRV Sublicense;
(iv)if the respective sublicense is a PRV Sublicense and is effective following the filing of an NDA for a Product, [***]% of Sublicensing Revenue. For the avoidance of doubt, if a sublicense is granted following the filing of an NDA for a Product and the respective agreement is not a PRV Sublicense, then no share of Sublicensing Revenue is payable to Columbia.
Milestone Payments paid by Company shall be credited against the payments due under this Section 4c.
Until such time as Company has received Sublicensing Revenue of at least [***] ($[***]), the Sublicensing Revenue on which payments due under this Section 4c are based shall be reduced by an amount equal to Company’s direct and indirect research and development costs and expenses (as

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determined from the books and records of Company and its Affiliates maintained in accordance with such reasonable accounting principles as may be consistently applied by Company or its Affiliates) for Products (the “Deferred Sublicensing Revenue”), up to a maximum reduction of [***] ($[***]), and Company shall not be responsible for paying a royalty on the Deferred Sublicensing Revenue. Upon Company’s receipt of Sublicensing Revenue of at least [***] ($[***]), Company shall pay Columbia a one-time payment equal to the applicable percentage (as set forth above) multiplied by the Deferred Sublicensing Revenue.
d. Priority Review Voucher Revenue Share. Company will pay Columbia an amount equal to [***]% of Priority Review Voucher Revenue.
e. Development Milestone Payments: The following one-time nonrefundable, non-recoverable and non-creditable (other than against the Annual Fee as described in Section 4b(ii) and Sublicensing Revenue as described in Section 4(c) milestone payments (“Milestone Payments”) shall be made by Company to Columbia within sixty (60) calendar days of the initial achievement of the indicated milestone. Accrued Annual Fees shall be fully creditable against Milestone Payments due.

MILESTONE	PAYMENT
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
If cumulative Net Sales exceed [***] within [***] of the First Commercial Sale of a Product	[***]
If cumulative Net Sales exceed [***] within [***] of the First Commercial Sale of a Product	[***]
If cumulative Net Sales exceed [***] within [***] of the First Commercial Sale of a Product.	[***]

f. Duration of Other Product Royalties. Royalties shall be payable on a country-by-country and product-by-product basis until the later of (i) [***] after the first bona fide commercial sale of a Product in a country, (ii) the expiration of the last to expire Valid Claim covering a Product in a country or (iii) expiration of any Regulatory Exclusivity covering such Product (the “Royalty Term”).

g. Highest Royalty Due. If a Product is covered by both the definition of Patent Product and Other Product, Columbia shall be entitled to the Patent Product royalty rate on the Product. Columbia shall not be entitled to more than one royalty payment on the same Product sale under Section 4. To the extent a Product ceases being a Patent Product, but is still an Other Product, Columbia shall be entitled to the Other Product royalty rate on the Product, but only for such time as specified in Section 4(f).

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h. No Non-Monetary Consideration. Without Columbia’s prior written consent, such consent not to be unreasonably withheld, Company, Sublicensees, and Affiliates of the foregoing, shall not solicit or accept any consideration for the sale of any Product other than as will be accurately reflected in Net Sales. Furthermore, Company shall not enter into any transaction with any Affiliate that would circumvent its monetary or other obligations under this Agreement.
i. Rate Adjustment on Challenge; Payment of Costs and Expenses.
(i)In the event Company (or any entity or person acting on its behalf) initiates any Challenge, all royalty rates, minimum royalties, and other payment rates set forth in Sections 4b(iii) and 4c shall be automatically [***] on and after the date of such challenge for the remaining term of this Agreement.
(ii)Company shall pay all reasonable, documented, out-of-pocket costs and expenses incurred by Columbia (including actual attorneys’ fees) in connection with defending a Challenge. Columbia may bill Company on a quarterly basis with respect to such costs and expenses, and Company shall make payment within thirty (30) days after receiving an invoice from Columbia.
(iii)In the event at least one claim of a Patent that is subject to a Challenge survives the Challenge by not being found invalid or unenforceable, regardless of whether the claim is amended as part of the Challenge, all royalty rates, minimum royalties, and other payment rates set forth in Sections 4b(iii) and 4c shall be automatically trebled on and after the date of such finding for the remaining term of this Agreement.
Company acknowledges and agrees that the provisions set forth in this Section 4(i) reasonably reflect the value derived from the Agreement by Company in the event of a Challenge. In addition, Company acknowledges and agrees that any payments made under this Section 4(i) shall be nonrefundable and non-recoverable for any reason whatsoever.
j. Sale Below Fair Market Value. In the event that Company, Sublicensees, or their Affiliates sell Product to a Third Party in a transaction that is not at arms-length, the price for Licensed Product shall not be established such that Net Sales is below fair market value with the intent of increasing market share for other products sold by Company, Sublicensees, or their Affiliates to such Third Party or for the purpose of reducing the amount of royalties payable on the Net Sales of Product. If the sale of Product under such circumstances results in Net Sales below the fair market value of Product sold in an arms-length transaction, then the Net Sales of Product in such transaction shall be deemed to be the fair market value of Product sold in an arm’s length transaction for purposes of calculating payments owed to Columbia under this Agreement.
k. Subject to Columbia and Company executing a mutually agreed upon subscription agreement within three months of the Effective Date, Company shall issue to Columbia membership units (“Membership Units”) representing [***] ([***]%) of the Company’s outstanding membership units as of the Effective Date.

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Subject to the mutual execution of such subscription agreement and issuance of Membership Units as described above, Company shall issue additional Membership Units from time to time (“Adjusting Shares”) in order to maintain Columbia’s aggregate [***] ([***]%) holding of the Company’s Membership Units on a fully-diluted percentage, as described above (“Anti-Dilution Protection”). The Anti-Dilution Protection shall terminate on the earlier of the following: (i) IPO, (ii) a Change of Control of Company, or (iii) the Company’s receipt of a total of [***] ($[***]) in equity financing (including, for purposes of such calculation, the amount of any unpaid principal and interest due under any debt securities that may be converted into or used to purchase equity securities in any equity financing; provided, however, that such amount of unpaid principal and interest shall not be applied to the $[***] threshold until and to the extent such debt is converted into or used to purchase equity securities). For the avoidance of doubt, the Anti-Dilution Protection shall not apply to equity financing in excess of [***] ($[***]).
l. Upon the mutual execution of such subscription agreement and issuance of Membership Units as described above, Company grants to Columbia the right to designate non-voting Board Observer(s) who may attend, observe or otherwise participate in all meetings of the Board of Directors of the Company. The foregoing right shall terminate upon the earlier of (i) an IPO, (ii) Change of Control of the Company or (iii) Columbia no longer holding more than [***]% of Membership Interests on fully diluted basis.
5. Reports and Payments.
a.Within sixty (60) days after the first day of each Calendar Year of this Agreement, Company shall submit to Columbia a written report with respect to the preceding Calendar Year (the “Payment Report”) stating the number, description, country where manufactured, country where sold, aggregate selling prices, and Net Sales of Products (broken down by Patent Products and Other Products) sold in such year upon which royalty is payable, the amount of Sublicensing Revenue received during such year, and the royalty and sublicensing revenue share payments due under Sections 4b(iii) and 4c. Payment Reports shall be deemed Confidential Information of Company.
b.Simultaneously with the submission of each Payment Report, Company shall make payments to Columbia of the amounts due for the Calendar Year covered by the Payment Report. Payment shall be by check payable to The Trustees of Columbia University in the City of New York and sent to the following address:
The Trustees of Columbia University in the City of New York
Columbia Technology Ventures
P.O. Box 1394
New York, NY 10008-1394

or to such other address as Columbia may specify by notice hereunder, or if requested by Columbia, by wire transfer of immediately available funds by Company to:
Wells Fargo
375 Park Avenue, 6th Floor
MAC J0127-063
New York, NY 10152
(This is the bank’s address not Columbia University’s.

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Do not use this address for correspondence to Columbia University.)
Routing #: [***]
Swift #:[***] (use for foreign wires)
Swift #: [***] (use for domestic wires)
Columbia Account #: [***]
Beneficiary: [***]
Other identifying info: include invoice #, contract #
or to such other bank and account identified by notice to Company by Columbia.
c.Within sixty (60) days after the date of termination or expiration of this Agreement, Company shall pay Columbia any and all amounts that are due pursuant to this Agreement as of the date of such termination or expiration, together with a Payment Report for such payment in accordance with Section 5a hereof, except that such Payment Report shall cover the period from the end of the last Calendar Year prior to termination or expiration to the date of termination or expiration. Nothing in the foregoing shall be deemed to satisfy any of Company’s other obligations under this Agreement upon termination or expiration.
d.Minimum royalty payments are payable in accordance with Section 4b(iii)(C).
e.With respect to revenues obtained by Company in foreign countries, Company shall make royalty payments to Columbia in the United States in United States Dollars. Royalty payments for transactions outside the United States shall first be determined in the currency of the country in which they are earned, and then converted to United States dollars using the buying rates of exchange quoted by The Wall Street Journal (or its successor) in New York, New York for the last business day of the calendar quarter in which the royalties were earned. Any and all loss of exchange value, taxes, or other expenses incurred in the transfer or conversion of foreign currency into U.S. dollars, and any income, remittance, or other taxes on such royalties required to be withheld at the source shall be the exclusive responsibility of Company, and shall not be used to decrease the amount of royalties due to Columbia. Notwithstanding the foregoing, all payments made by Company in fulfillment of Columbia’s tax liability in any particular country may be credited against earned royalties or fees due Columbia for that country. Royalty statements shall show sales both in the local currency and US dollars, with the exchange rate used clearly stated.

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f.Company shall maintain at its principal office usual books of account and records showing its actions under this Agreement, and sufficient to determine Company’s compliance with its obligations hereunder. Upon reasonable notice, but not more than once per Calendar Year, Columbia may have a certified public accountant or auditor, (each as to whom Company has pre-approved in writing, such approval to not be unreasonably withheld) inspect such books and records for purposes of verifying the accuracy of the amounts paid under this Agreement. Prior to any such inspection, such accountant or auditor shall enter into a reasonably confidential disclosure agreement with Company. Such certified public accountant and accountant shall not disclose to Columbia any information other than information reasonably relating to the accuracy of payments made under this Agreement, and all such information shall be deemed Confidential Information of Company except as necessary to legally enforce the provisions of this Section 5f. The review may cover a period of not more than five (5) years before the first day of the Calendar Year in which the review is requested. In the event that such review shows that Company has underpaid royalties by five percent (5%) or more with respect to any calendar quarter, or if such underpayment is in excess of $50,000 for any calendar quarter, or an aggregate of $100,000 for any Calendar Year, and Company does not dispute such review, Company shall pay, within ten days after demand by Columbia, the reasonable, documented out-of-pocket costs and expenses of such review (including the fees charged by Columbia’s accountant or auditor involved in the review), in addition to amount of any underpayment and any interest thereon. Company agrees to reasonably cooperate with such certified public accountant or auditor in connection with the inspection described above. During the review, Company shall provide Columbia’s accountant or auditor with all information reasonably requested to allow the accountant or auditor to audit and test for completeness of Company’s reports as well as accuracy of reported fees payable to Columbia, including, without limitation, information relating to sales, inventory, country of manufacture, transfer records, invoices, purchase orders, sales orders, shipping documentation, Third Party royalty reports, costs associated with royalties, pricing policies, and agreements with Third Parties (including Sublicensees, Affiliates of Company, Sublicensees and customers), but only to the extent reasonably necessary to determine completeness of Company’s reports as well as the accuracy of the payments due hereunder. All information disclosed by Company to Columbia’s accountant or auditor will be treated as confidential.
g.Notwithstanding anything to the contrary in this Agreement, and without limiting any of Columbia’s rights and remedies hereunder, any payment required hereunder that is made late (including unpaid portions of amounts due) shall bear interest, compounded monthly, at the rate of [***]% per annum. Any interest charged or paid in excess of the maximum rate permitted by applicable New York State Law shall be deemed the result of a mistake and interest paid in excess of the maximum rate shall be credited or refunded (at the Company’s option) to Company.
6. Diligence.
a.Company shall use its Commercially Reasonable Efforts to research, discover, develop and market Products for commercial sale and distribution in the Territory. Columbia agrees that the efforts of Sublicensees, Affiliates, Designees, and Third Party contractors shall be deemed the acts of Company for purposes of satisfying this Section 6a.

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b.Company shall use Commercially Reasonable Efforts to: (i) submit an IND to the FDA within [***] of the Effective Date, (ii) initiate a phase II clinical trial or phase III clinical trial involving a Product within [***] of the Effective Date and (iii) achieve the first commercial sale of a Product within [***] of the Effective Date. Prior to the achievement of the foregoing milestones, Company will be deemed to not be using Commercially Reasonable Efforts to achieve such milestones if in any twelve consecutive month period prior to the dosing of the first patient in a Pivotal Clinical Trial, Company does not engage in any activity relating to the research, development or manufacturing of Products. In the event that there are changes in technical and regulatory factors, target product profiles, product labeling, costs, market conditions, and regulatory environment that the Company believes would affect the timely achievement of any milestone, Company may request an extension from Columbia for such milestone, which will not be unreasonably withheld. Columbia agrees that the efforts of Sublicensees, Affiliates, Designees, and Third Party contractors shall be deemed the acts of Company for purposes of satisfying this Section 6b.
c.Notwithstanding any other provisions of this Agreement, upon a material breach of Section 6b by Company, followed by written notice by Columbia of such breach and a ninety (90) or 180 day period to cure as applicable under Section 16 (with Company not curing such breach during such period), Columbia shall have the option of [***].
d.On or before February 1 of each year after the Effective Date of this Agreement, Company shall report in writing to Columbia on progress made toward the diligence objectives set forth in Section 6b. All reports provided to Columbia pursuant to this Section shall be deemed Company’s Confidential Information.
7. Confidentiality.
a.Confidential Information. “Confidential Information” means all non-public, confidential, or proprietary information disclosed before, on or after the Effective Date, by either Party (a “Disclosing Party”) to the other Party (a “Recipient”) or its Affiliates, or to any of such Recipient’s or its Affiliates’ employees, officers, directors, partners, shareholders, agents, attorneys, accountants, or advisors (collectively, “Representatives”). Confidential Information must be disclosed in writing or in another tangible medium and must be clearly marked “Confidential.” Information disclosed orally must be summarized and reduced to writing and communicated to the other party within thirty (30) days of such disclosure. The terms and conditions of this Agreement are considered Confidential Information of both Parties.
b.Exclusions from Confidential Information. Except as required by applicable federal, state, or local law or regulation, the term “Confidential Information” of a Disclosing Party, as used in this Agreement, shall not include information that:
(i)at the time of disclosure is, or thereafter becomes, generally available to and known by the public other than as a result of, directly or indirectly, any violation of this Agreement by the Recipient or any of its Representatives;
(ii)at the time of disclosure is, or thereafter becomes, available to the Recipient on a non-confidential basis from a Third Party, provided that such Third Party is not and was not prohibited from disclosing such Confidential Information to the Recipient by a legal, fiduciary or contractual obligation to the Disclosing Party;
(iii)was, through no wrongdoing, known by or in the possession of the Recipient or its Representatives, as established by documentary evidence, before being disclosed by or on behalf of the Disclosing Party pursuant to this Agreement;
(iv)is approved for release by prior written authorization of the Disclosing Party; or

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(v)was or is independently developed by the Recipient, as established by documentary evidence, without reference to or use of, in whole or in part, any of the Disclosing Party’s Confidential Information.
c. Recipient Obligations. The Recipient shall:
(i)protect and safeguard the confidentiality of all such Confidential Information with at least the same degree of care as the Recipient would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care;
(ii)not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than the purpose of this Agreement or otherwise in any manner to the Disclosing Party’s detriment;
(iii)not disclose any such Confidential Information to any person or entity, except to the Recipient’s Representatives who:
(A)need to know the Confidential Information to assist the Recipient, or act on its behalf, in relation to the purpose of this Agreement or to exercise its rights under the Agreement;
(B)are informed by the Recipient of the confidential nature of the Confidential Information; and
(C)are subject to confidentiality duties or obligations to the Recipient that are no less restrictive than the terms and conditions of this Agreement; and
(D)be responsible for any breach of this Agreement caused by any of its Representatives.
d. Required Disclosure. Any disclosure by the Recipient, any of its Affiliates, or its or its Affiliates’ Representatives of any of the Disclosing Party’s Confidential Information pursuant to applicable federal, state or local law, regulation or a valid order issued by a court or governmental agency of competent jurisdiction (a “Legal Order”) shall be subject to the terms of this Section. Before making any such disclosure, the Recipient shall provide the Disclosing Party with: (i) to the extent reasonably practicable, prompt written notice of such requirement so that the Disclosing Party may seek, at its sole cost and expense, a protective order or other remedy, and (ii) reasonable assistance, at the Disclosing Party’s sole cost and expense, in opposing such disclosure or seeking a protective order or other limitations on disclosure. If, after providing such notice and assistance as required herein, the Recipient remains subject to a Legal Order to disclose any of Disclosing Party’s Confidential Information, the Recipient (or its Affiliates, its or their Representatives, or other persons to whom such Legal Order is directed) shall disclose no more than that portion of the Confidential Information which, on the advice of the Recipient’s legal counsel, such Legal Order specifically requires the Recipient to disclose. The details of that advice shall be confidential and privileged at the sole discretion of Recipient.

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e. Specific Permitted Uses and Disclosure. Notwithstanding the foregoing, Company and its Affiliates, Designees, and Sublicensees may (i) use Columbia’s Confidential Information as necessary or useful to discover, develop, manufacture, obtain approval for, commercialize, use, sell, have sold, distribute, rent or lease Products and (ii) disclose Columbia’s Confidential Information to investors, prospective investors, employees, consultants, contractors, agents, collaborators, prospective collaborators and other third parties if each such recipient is bound by confidentiality obligations at least as protective of Columbia’s Confidential Information as those provided in this Section 7.
f. Term of Confidentiality. Confidential Information shall remain subject to the terms of this Section 7 for a period of five (5) years after the expiration or termination of this Agreement.
8. Disclaimer of Warranty; Limitations of Liability.
a.Columbia represents and warrants to Company that as of the Effective Date and to the best of the knowledge of the officers of Columbia’s Office of the General Counsel and Columbia Technology Ventures, it has the lawful right to grant the licenses set forth herein and has not granted any rights under the Patents that would conflict with this Agreement or interfere with the rights granted to Company hereunder. Columbia represents and warrants to Company that the executed copy of the Inter-Institutional Agreement between Columbia and VHIR dated December 11, 2015 (the “IIA”) provided to Company represents a true, accurate, and complete copy thereof as of the Effective Date and is in full force and effect as of the Effective Date and (ii) Columbia has not previously breached, and is not currently in breach of, the IIA. Columbia will not amend, terminate, or enter into any additional agreement concerning the subject matter of the IIA in a manner that would adversely affect Company’s rights under this Agreement.
b.EXCEPT AS SET FORTH IN SECTION 8a, COLUMBIA AND VHIR ARE LICENSING THE PATENTS, MATERIALS, TECHNICAL INFORMATION, AND THE SUBJECT OF ANY OTHER LICENSE HEREUNDER, ON AN “AS IS” BASIS. COLUMBIA MAKES NO WARRANTIES EITHER EXPRESS OR IMPLIED OF ANY KIND, AND HEREBY EXPRESSLY DISCLAIMS ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES OF ANY KIND AS TO THE PATENTS, MATERIALS, TECHNICAL INFORMATION, PRODUCTS AND/OR ANYTHING DISCOVERED, DEVELOPED, MANUFACTURED, USED, SOLD, OFFERED FOR SALE, IMPORTED, EXPORTED, DISTRIBUTED, RENTED, LEASED OR OTHERWISE DISPOSED OF UNDER ANY LICENSE GRANTED HEREUNDER, INCLUDING BUT NOT LIMITED TO: ANY WARRANTIES OF MERCHANTABILITY, TITLE, FITNESS, ADEQUACY OR SUITABILITY FOR A PARTICULAR PURPOSE, USE OR RESULT; ANY WARRANTIES AS TO THE VALIDITY OF ANY PATENT; AND ANY WARRANTIES OF FREEDOM FROM INFRINGEMENT OF ANY DOMESTIC OR FOREIGN PATENTS, COPYRIGHTS, TRADE SECRETS OR OTHER PROPRIETARY RIGHTS OF ANY PARTY.

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c.In no event shall Columbia, VHIR, or its trustees, officers, faculty members, students, employees and agents, have any liability to Company, Sublicensees, Designees, or Affiliates of the foregoing, or any Third Party arising out of the use, operation or application of the Patents, Technical Information, Materials, Products, or anything discovered, developed, manufactured, used, sold, offered for sale, imported, exported, distributed, rented, leased or otherwise disposed of under any license granted hereunder by Company, Sublicensees, Designees or Affiliates of the foregoing, or any Third Party for any reason, including but not limited to, the unmerchantability, inadequacy or unsuitability of the Patents, Materials, Technical Information, Products and/or anything discovered, developed, manufactured, used, sold, offered for sale, imported, exported, distributed, rented, leased or otherwise disposed of under any license granted hereunder for any particular purpose or to produce any particular result, or for any latent defects therein.
d.In no event will Columbia, VHIR, or its trustees, officers, faculty members, students, employees and agents, be liable to the Company, Sublicensees, Designees or Affiliates of the foregoing, or any Third Party, for any consequential, incidental, special or indirect damages (including, but not limited to, from any destruction to property or from any loss of use, revenue, profit, time or good will) based on activity arising out of or related to this Agreement, whether pursuant to a claim of breach of contract or any other claim of any type. In no event will Company, its Affiliates, Sublicensees and their officers, directors, employees, contractors and agents, be liable to Columbia, or its trustees, officers, faculty members, students, employees and agents, or any Third Party, for any consequential, incidental, special or indirect damages (including, but not limited to, from any destruction to property or from any loss of use, revenue, profit, time or good will) based on activity arising out of or related to this Agreement, whether pursuant to a claim of breach of contract or any other claim of any type.
e.The parties hereto acknowledge that the limitations and exclusions of liability and disclaimers of warranty set forth in this Agreement form an essential basis of the bargain between the parties.
9. Prohibition Against Use of Name.
Except as provided below, neither party shall use or register the other party’s or VHIR’s name (alone or as part of another name) or any logos, seals, insignia or other words, names, symbols or devices that identify the other party for any purpose except with the prior written approval of, and in accordance with restrictions required by, such other party. Without limiting the foregoing, each party shall, and shall ensure that its Affiliates and Sublicensees shall, cease all use of the other party’s name(s), on the termination or expiration of this Agreement except as otherwise approved by the other party. This restriction shall not apply to any information required by law or regulation to be disclosed to any governmental entity.
10. Compliance with Governmental Obligations.

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a.Notwithstanding any provision in this Agreement, Columbia disclaims any obligation or liability arising under the license provisions of this Agreement if Company or its Affiliates is charged in a governmental action for not complying with or fails to comply with governmental regulations in the course of taking steps to bring any Product to a point of practical application.
Company and its Affiliates shall comply upon reasonable notice from Columbia with all governmental requests relating directly to Company’s exercise of its rights under this License Agreement directed to either Columbia or Company or its Affiliates and provide all information and assistance reasonably necessary to comply with such governmental requests.
b.Company and its Affiliates shall ensure that research, development, manufacturing and marketing under this Agreement complies with all government regulations in force and effect including, but not limited to, Federal, state, and municipal legislation.
11. Patent Prosecution and Maintenance; Litigation.
a.Columbia, by counsel it selects to whom Company has no reasonable objection, in consultation with Company and any counsel appointed by the Company, will prepare, file, prosecute and maintain all Patents in Columbia’s name and in countries designated by the Company. Columbia shall instruct its patent counsel (1) to copy Company on all correspondence related to Patents (including copies of each patent application, office action, response to office action, request for terminal disclaimer, and request for reissue or reexamination of any patent or patent application), as well as copies of all proposed responses to such correspondence in time for Company to review and comment on such response, (2) consult with Company, and reasonably consider Company’s comments and suggestions regarding matters relating to securing and maintaining the Patents, and (3) as requested by Company, to provide an update as to the current status of all Patents. The parties agree that consultation between the parties relating to the Patents under this Section 11 shall be pursuant to a common interest in the validity, enforceability and scope of the Patents. Each party shall treat such consultation, along with any information disclosed by each party in connection therewith (including any information concerning patent expenses), on a strictly confidential basis, and shall not disclose such consultation or information to any party without the other party’s prior written consent. If Company seeks to challenge the validity, enforceability or scope of any Patent, Columbia’s consultation obligation under this Section 11a shall automatically terminate; for the avoidance of doubt, any such termination shall not affect Company’s confidentiality and nondisclosure obligations with respect to consultation or disclosure of information prior to such termination, and shall not affect any other provisions of this Agreement (including Company’s reimbursement obligation under Section 11b).

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b.Company will reimburse Columbia for the reasonable, documented actual fees, costs, and expenses Columbia has incurred prior to June 30, 2016 and will pay the reasonable, documented actual fees, costs, and expenses that Columbia incurs following June 30, 2016 in preparing, filing, prosecuting and maintaining the Patents and those past reasonable, documented patent expenses Columbia incurred prior to June 30, 2016 relating to the following patents and patent applications to which Patents claim priority: United State Provisional Application Nos. 62/138,583 and 62/180,914, including without limitation, attorneys’ fees, the costs of any interference proceedings, oppositions, reexaminations, or any other ex parte or inter partes administrative proceeding before patent offices, taxes, annuities, issue fees, working fees, maintenance fees and renewal charges (collectively “Patent Expenses”). Columbia, using reasonable efforts, estimates that unreimbursed patent expenses incurred through June 30, 2016 under Section 11a in connection with the Patents set forth in Exhibit A are [***], and shall be reimbursed in full by Company to Columbia within Thirty (30) business days after the Effective Date. Patent Expenses incurred by Columbia after June 30, 2016 shall be reimbursed to Columbia by Company within thirty (30) days of receiving Columbia’s invoice. If Company decides that it does not wish to pay for the preparation, filing, prosecution, protection or maintenance of any Patents in a particular country (“Abandoned Patent Rights”), Company shall provide Columbia with prompt written notice of such election. Upon receipt of such notice by Columbia, Company shall be released from its obligation to reimburse Columbia for the expenses incurred thereafter as to such Abandoned Patent Rights. Any license granted by Columbia to Company hereunder with respect to Abandoned Patent Rights will terminate.
c.Each party shall promptly notify the other in writing of any actual, alleged or threatened challenge to the validity or enforceability of, Patents of which it becomes aware. Columbia shall have the first right to defend, control and settle any such validity or enforceability challenges. In the event Columbia does not defend any such validity or enforceability challenge within ninety days of becoming aware of the same, or if its ceases to defend such challenge, then Company shall have the right to defend, control and settle such validity or enforceability challenge, provided that the terms of any settlement shall be subject to Columbia’s prior written consent.

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d.In the event either party becomes aware of any possible or actual infringement of any Patents, that party shall promptly notify the other party and provide it with details regarding such infringement. Company will have the first right, at its expense, to initiate a suit or take other appropriate action that it believes is reasonably required to protect (i.e., prevent or abate actual or threatened infringement or misappropriation of) or otherwise enforce the Patents, including defending against any counterclaims or cross claims brought by any party against Company or Columbia regarding the Patents, subject to the provisions of Section 11c above. Before commencing any such suit, Company shall consult with Columbia concerning the advisability of bringing suit, the selection of counsel and the jurisdiction for such action and shall use reasonable efforts to accommodate the views of Columbia regarding the proposed action. If required under applicable law in order for Company to initiate or maintain such suit, or to collect damages, Columbia shall join as a party to the suit at Company’s expense. Upon Company’s request and at Company’s expense, Columbia shall provide reasonable assistance to Company in connection with an action brought under this Section. Any proposed disposition or settlement of a legal proceeding filed by Company pursuant to this Section 11d to enforce any issued patent falling within the definition of Patents against any third party infringer shall be subject to Columbia’s prior written approval, which approval shall not be unreasonably withheld or delayed. If Company fails to initiate a suit or take other appropriate action within ninety (90) days after becoming aware of the basis for such suit or action, then Columbia may, in its discretion, provide Company with written notice of Columbia’s intent to initiate a suit or take other appropriate action with respect to such infringement or misappropriation of the Patents; provided that prior to initiating any such suit, Columbia shall consult with Company concerning the advisability of bringing suit, the selection of counsel and the jurisdiction for such action, and shall use reasonable efforts to accommodate the views of Company regarding the proposed action. If Columbia brings such suit, upon Columbia’s request, Company shall provide reasonable assistance to Columbia in connection therewith and Columbia shall be responsible to Company for all reasonable out-of-pocket costs and expenses. Notwithstanding the foregoing, Company’s rights under this Section 11d shall apply only to claims of Patents that are exclusively licensed to Company under this Agreement and only in the Field and Territory that are exclusively licensed to Company under this Agreement.
e.Any recovery, whether by way of settlement or judgment, from a third party pursuant to a legal proceeding initiated in accordance with Section 11d shall first be used to reimburse the Parties for their reasonable, documented fees, costs and expenses incurred in connection with such proceeding. Any remaining amounts from any such settlement or judgment shall be divided as follows: (A) the portion thereof attributable to “lost sales” shall be retained by the Company and deemed to be Net Sales for the Calendar Year in which the amount is actually received by Company, and Company shall pay to Columbia a royalty on such Net Sales as set forth in Section 4b(iii) and (B) the portion thereof not attributable to “lost sales” shall be divided [***]% to the party who initiated or carried on the proceedings and [***]% to the other party.
f.In the event a party initiates or defends a legal proceeding concerning any Patent pursuant to Section 11, the other party shall cooperate fully with and supply all assistance reasonably requested by the party initiating such proceeding, including without limitation, joining the proceeding as a party if requested and the initiating party shall be responsible for all reasonable out-of-pocket expense incurred by the non-initiating party. The party that institutes any legal proceeding concerning any Patent pursuant to Section 11 shall have sole control of that proceeding.
g.Upon Company’s request and at Company’s expense, Columbia shall apply for a patent term extension, adjustment or restoration, supplementary protection certificate, or other form of market exclusivity conferred by applicable laws, rules, regulations, or guidelines in the relevant country.
12. Indemnity and Insurance.

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a.Company will indemnify, defend, and hold harmless Columbia, VHIR, its trustees, officers, faculty, employees, students and agents (collectively, “Indemnitees”), from and against any and all actions, suits, claims, demands, prosecutions, liabilities, costs, expenses, damages, deficiencies, losses or obligations (including attorneys’ fees) due to any claim by a Third Party (“Claim”) based on or arising out of, the exercise by Company, its Affiliates or Sublicensee of the rights and licenses granted to Company under this Agreement, including, without limitation, (i) the discovery, development, manufacture, packaging, use, sale, offering for sale, importation, exportation, distribution, rental or lease of Products, (ii) the use of Patents, Materials or Technical Information by Company, Sublicensees, Designees, or their Affiliates or customers, (iii) any representation made or warranty given by Company, Sublicensees, Designees, or their Affiliates with respect to Products, Patents, Materials or Technical Information, (iv) any infringement claims relating to Products, Patents, Materials or Technical Information, and (v) any asserted violation of the Export Laws (as defined in Section 14 hereof) by Company, Sublicensees, Designees, or their Affiliates. The previous sentence will not apply to the extent that any Claim is based on our arises out of (i) the gross negligence or willful misconduct of an Indemnitee or (ii) from any breach of Section 8a.
Company’s indemnification obligations under the preceding paragraph are conditioned upon (i) Columbia and VHIR notifying Company of any Claim hereunder as soon as reasonably practicable after it receives notice of the Claim; provided that the failure so to notify Company will relieve Company from liability for indemnification only if and to the extent such failure results in additional costs, expenses or liability, (ii) Columbia, VHIR and the Indemnitees permitting Company to assume direction and control of the defense of the Claim (including the right to settle the Claim); provided, however, that Company shall not settle any Claim without the prior written consent of Columbia or VHIR, such consent not to be unreasonably withheld, where such settlement (a) would include any admission of liability on the part of any Indemnitee or (b) would impose any restriction on any Indemnitee’s conduct of any of its activities or (c) would affect the validity or enforceability of any Patent and (iii) the Indemnitees shall cooperate as reasonably requested (at the expense of Company) in the investigation and defense of any Claim, and may not settle a Claim without the express written consent of Company.
b.Beginning at least ten (10) business days before the time any Product is being marketed or commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Company, or by an Affiliate or Sublicensee, Company shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $5,000,000 per incident and $5,000,000 annual aggregate. During clinical trials of any such Product, Company shall, at its sole cost and expense, procure and maintain commercial general liability insurance in such equal or lesser amount as is customary. Such insurance shall include Columbia, VHIR, its trustees, faculty, officers, employees and agents as additional insureds. Company shall furnish a certificate of insurance evidencing such coverage, with thirty days’ written notice to Columbia following cancellation or material change in coverage. The minimum amounts of insurance coverage required herein shall not be construed as creating any limitation on the Company’s indemnity obligation under Section 12a of this Agreement.
c.Company’s insurance shall be primary coverage; any insurance Columbia may purchase shall be excess and noncontributory. The Company’s insurance shall be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement.
d.Company shall at all times comply with all statutory workers’ compensation and employers’ liability requirements covering its employees with respect to activities performed under this Agreement.
13. Marking.
Prior to the issuance of patents falling within the definition of Patents, and to the extent required under applicable laws, Company shall mark all Patent Products (or their containers)

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made, sold, offered for sale, imported, or otherwise disposed of by Company under the license granted in this Agreement with the words “Patent Pending,” and following the issuance of one or more patents, with the numbers of such patents. The Company shall cause its Affiliates to comply with the marking requirements of this Section 13 and shall contractually require its Sublicensees, Designees and their Affiliates to comply with such requirements.
14. Export Control Laws.
Company agrees to comply with U.S. export laws and regulations pertaining to the export of technical data, services and commodities, including the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.), the Export Administration Regulations (15 C.F.R. § 730 et seq.), the regulations administered by the Treasury Department’s Office of Foreign Assets Control (31 C.F.R. § 500, et seq.), and the Anti-Boycott Regulations (15 C.F.R. § 760). The parties shall cooperate with each other to facilitate compliance with these laws and regulations. Company understands that sharing controlled technical data with non-U.S. persons is an export to that person’s country of citizenship that is subject to U.S. export laws and regulations, even if the transfer occurs in the United States. Company shall obtain any necessary U.S. government license or other authorization required pursuant to the U.S. export control laws and regulations for the export or re-export of any commodity, service or technical data covered by this Agreement, including technical data acquired from Columbia pursuant to this Agreement and products created as a result of that data.
15. Breach and Cure.
In addition to applicable legal standards, Company shall be deemed to be in material breach of this Agreement for: (i) failure to pay fully and promptly amounts due pursuant to Section 4 and payable pursuant to Section 5; (ii) failure of Company to use commercially reasonable efforts to meet any of its obligations under Section 6(a) or 6(b) of this Agreement; (iii) Company’s breach of Section 10b; (iv) failure to reimburse Columbia for or pay fully and promptly the costs of prosecuting and maintaining Patents pursuant to Section 11; (v) failure to pay amounts due to Columbia pursuant to Section 11(b); and (vi) failure to comply with the Export Laws under Section 14. Upon such a material breach, Columbia shall have the rights set forth in Section 16(c) below.
16. Term of Agreement.
a.This Agreement shall be effective as of the Effective Date and shall continue in full force and effect until its expiration as described in Section 16b or termination in accordance with this Section 16.

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b.Unless terminated earlier under any provision of this Agreement, the term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Section 16 shall continue in full force and effect, on a country-by-country and Product-by-Product basis until the Royalty Term in such country with respect to such Product expires, at which time this Agreement shall expire in its entirety with respect to such Product in such country. Upon expiration of the Royalty Term for a particular country and Product, Company, its Affiliates, and Sublicensees shall, notwithstanding anything herein to the contrary, have and are hereby granted a perpetual, irrevocable, fully-paid, royalty-free, transferable, sublicenseable right and license under the Technical Information and Materials to make, use, sell, offer for sale, and import such Product in such country.
c.If either party materially breaches this Agreement at any time, the non-breaching Party shall have the right to terminate this Agreement by written notice to the breaching Party, if (a) such material breach is not cured within ninety (90) calendar days following notice by the non-breaching party to the breaching party specifying the material breach (or, if such default is capable of being cured but cannot be cured within such 90-day period, the breaching party has commenced and diligently continued actions to cure such default provided always that, in such instance, such cure must have occurred within one hundred eighty (180) calendar days after notice thereof was provided to the breaching party by the non-breaching party to remedy such default) and (b) the non-breaching party provides notice confirming such termination within thirty (30) calendar days following the expiration of such ninety (90) or one hundred eighty (180) calendar day period, as applicable, without cure of such material breach. The foregoing notwithstanding, if such material breach is cured or remedied or shown to be non-existent within the aforesaid ninety (90) or one hundred eighty (180) calendar day period, the non-breaching party’s notice(s) hereunder shall be automatically withdrawn and of no effect.
d.Columbia may terminate this Agreement upon notice to Company if Company becomes insolvent, is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against Company and not dismissed within ninety (90) days, or if Company becomes the subject of liquidation or dissolution proceedings.
e.Company, in its sole discretion, shall have the right to terminate, for its convenience, this Agreement in its entirety or on a Product-by-Product and country-by-country basis, upon sixty (60) days prior written notice, provided that Company is not making, using, selling, importing or exporting Products in such country(ies).
f.Notwithstanding anything to the contrary herein, upon termination of this Agreement prior to its expiration, any sublicenses granted by Company or any Affiliate thereof under the Patents, Technical Information and Materials shall, to the extent provided in the sublicense agreement, remain in effect and be assigned to and assumed by, Columbia, provided that: (i) if rights to intellectual property or property other than the Patents, Technical Information and Materials are licensed to the Sublicensee under such sublicense, such assignment and assumption shall be partial and limited to the Patents, Technical Information and Materials, (ii) Columbia shall not assume any obligations under such sublicense in excess of its obligations hereunder, and (iii) the Sublicensee shall thereafter pay Columbia any consideration that would have been due to Columbia hereunder with respect to the rights granted to such Sublicensee under the Patents, Technical Information and Materials in such sublicense (in lieu of the payment obligations set forth in such sublicense). At Company’s request, Columbia shall enter into a “stand-by license” agreement directly with the applicable Sublicensee on terms reasonably acceptable to Columbia, to confirm the rights of the Sublicensee set forth in this Section 16f.

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g.Sections 2e (last sentence), 4k, 5c, 5f, 5g, 7, 8, 9, 10, 12a, 14, 16b (last sentence), 16f, 16g, 16h, 16i, 16j, 17, 19, 22, 23, and 25 will survive any termination or expiration of this Agreement.
h.Any termination of this Agreement shall not adversely affect any rights or obligations that may have accrued to either party prior to the date of termination, including without limitation, Company’s obligation to pay all amounts due and payable under Sections 4 (including the minimum royalties accrued under subsection b(iii)(C) thereof and any payments required under subsection i thereof), 5 and 11 hereof.
i.Upon any termination of this Agreement (but not expiration) for any reason other than the termination by Columbia under Section 16c or 16d, Company, Sublicensees, Designees, and their Affiliates shall have the right, for one year or such longer period as the parties may reasonably agree, to dispose of Products or substantially completed Products then on hand, and to complete orders for Products then on hand, and royalties shall be paid to Columbia with respect to such Products as though this Agreement had not terminated.
j.Following termination of this Agreement by Columbia pursuant to Section 16(c), Company shall [***].
17. Notices.
Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and shall be considered given (i) when mailed by certified mail (return receipt requested), postage prepaid, or (ii) on the date of actual delivery by hand or overnight delivery, with receipt acknowledged,

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if to Columbia, to:	Executive Director
Columbia Technology Ventures
Columbia University
80 Claremont Avenue, #4F, Mail Code 9606
New York, NY 10027-5712

copy to:	General Counsel
Columbia University
412 Low Memorial Library
535 West 116th Street, Mail Code 4308
New York, New York 10027

if to the Company, to:	Meves Pharmaceuticals, LLC
Attn: Peter Barber
57 West 57th Street, 18th Floor
New York, NY 10019

copy to (which shall not constitute notice):	Wyrick Robbins Yates & Ponton LLP
Attn: Daniel S. Porper
4101 Lake Boone Trail
Suite 300
Raleigh, NC 27607

18. Assignment.
Neither party may assign this Agreement, or any of its rights or obligations hereunder without the other party’s prior written consent, which consent shall not be unreasonably withheld, provided that, notwithstanding the foregoing, each party shall be entitled, without the other Party’s prior written consent, to assign or transfer this Agreement: (a) in connection with the transfer or sale of all or substantially all of such party’s assets or business or (b) in the event of such party’s merger, consolidation, reorganization, Change of Control or similar transaction. Any permitted assignee of either party shall, as a condition to such assignment, assume all obligations of its assignor arising under this Agreement following such assignment. Any purported assignment by a Party of this Agreement, or any of such party’s rights or obligations hereunder, in violation of this Section 18 shall be void.
19. Waiver and Election of Remedies.
The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party thereafter of the right to insist upon strict adherence to that term or any other term of this Agreement. All waivers must be in writing and signed by an authorized representative of the party against which such waiver is being sought. The pursuit by either party of any remedy to which it is entitled at any time or continuation of the Agreement despite a breach by the other shall not

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be deemed an election of remedies or waiver of the right to pursue any other remedies to which it may be entitled.
20. Binding on Successors.
This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns to the extent assignment is permitted under this Agreement.
21. Independent Contractors.
It is the express intention of the parties that the relationship of Columbia and the Company shall be that of independent contractors and shall not be that of agents, partners or joint venturers. Nothing in this Agreement is intended or shall be construed to permit or authorize either party to incur, or represent that it has the power to incur, any obligation or liability on behalf of the other party.
22. Entire Agreement; Amendment.
This Agreement, together with the Exhibits, sets forth the entire agreement between the parties concerning the subject matter hereof and supersedes all previous agreements, written or oral, concerning such subject matter. This Agreement may be amended only by written agreement duly executed by the parties.
23. Severability.
In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid, illegal or unenforceable, the validity of the remaining provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular provisions held to be unenforceable, unless such construction would materially alter the meaning of this Agreement. By way of example, but not by way of limitation, Sections 4i(i), 4i(ii) and 4i(iii) are intended by Company and Columbia to be severable from each other, such that if one clause is found to be unenforceable, the other clauses remain operative and in effect.
24. No Third-Party Beneficiaries.
Except as expressly set forth herein, the parties hereto agree that there are no third-party beneficiaries of any kind to this Agreement.
25. Governing Law.
This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of New York as applicable to agreements made and wholly performed within the State of New York, and without reference to the conflict or choice of laws principles of any jurisdiction. Unless otherwise separately agreed in writing, the parties agree that any and all claims arising under or related to this Agreement shall be heard and determined only in either the United States District Court for the Southern District of New York or in the courts of the State of New York located in the City and County of New York, and the parties irrevocably agree to submit themselves to the exclusive and personal

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jurisdiction of those courts and irrevocably waive any and all rights any such party may now or hereafter have to object to such jurisdiction or the convenience of the forum.
26. Execution in Counterparts; Facsimile or Electronic Transmission
This Agreement may be executed in counterparts, and by facsimile or electronic transmission. This Agreement is not binding on the parties until it has been signed below on behalf of each party.

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IN WITNESS WHEREOF, Columbia and the Company have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written above.

THE TRUSTEES OF COLUMBIA
UNIVERSITY IN THE CITY OF NEW YORK

By:
Executive Director
Columbia Technology Ventures

TTS#48870

MEVES PHARMACEUTICALS, LLC

By:
Manager

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Exhibit A
Patents
Columbia Owned (Invention Report No. [***])
United States Provisional Application No. [***]
United States Utility Application No. [***]
Jointly Owned between Columbia and VHIR (Columbia Invention Report NO. [***])
United States Provisional Application No. [***]
International PCT Patent Application No. [***]

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Exhibit B
Materials
None to be transferred

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Exhibit C
Technical Information
[***]

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